FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Appointment of Two New Directors

June 12, 2007

SOURCE: Nord Resources Corporation

TUCSON, Arizona, June 12, 2007 - Mr. Ronald A. Hirsch, Chairman of the Board of Directors of Nord Resources Corporation (“Nord”) (Other OTC: NRDS.PK - News), announced that John T. Perry and T. Sean Harvey were appointed to the Board of Directors yesterday.

“Mr. Harvey is an accomplished leader in mining and finance who has enjoyed success as a director and CEO of several public companies, while John Perry has recently been named CEO of Nord Resources while continuing to serve in his capacity as CFO. John has continued to make significant contributions to our Company’s recent turnaround,” commented Mr. Hirsch.

Mr. Harvey is a co-founder and, since January 2004, has served as the Non-Executive Chairman of Andina Minerals, Inc., a Toronto-based exploration-stage mining company listed on the TSX Venture Exchange. Mr. Harvey has also served as the President, Chief Executive Officer and a director of Orvana Minerals Corp., a mining company listed on the Toronto Stock Exchange, and as the President, Chief Executive Officer and a director of Atlantico Gold Inc., a private company that acquired the Amapari gold project in Brazil in 2003, shortly before that company’s acquisition by Wheaton River Minerals Ltd. Prior to that, Mr. Harvey served as the President, Chief Executive Officer, Chief Operating Officer and a director of TVX Gold Inc., a mining company listed on the Toronto and New York Stock Exchanges. He was also a Director at Deutsche Bank Securities Limited in Toronto, where he was a member of the Investment Banking Group and the Global Mining and Metals team, and a Director at Nesbitt Burns Inc., in Toronto, where he was a member of the Investment Banking Group.

Mr. Perry was appointed as Chief Executive Officer and President effective as of April 27, 2007, and he continues to serve as Nord’s Chief Financial Officer, Secretary and Treasurer until a suitable candidate to fill those positions can be found. He has served as Nord’s Senior Vice President and Chief Financial Officer since April 1, 2005, and as Nord’s Secretary and Treasurer since September 2005. Mr. Perry has over 16 years of mining and metals industry experience.

Nord’s Board of Directors is now comprised of:

Ronald A. Hirsch, Chairman
John T. Perry
Stephen Seymour

Douglas P. Hamilton
John F. Cook
T. Sean Harvey

The Corporation’s Board of Directors has determined that it is appropriate to apply the standards for director independence prescribed by Section 121 of the American Stock Exchange Company Guide, and that each of Messrs. Hamilton, Cook and Harvey meets those standards of director independence.

Clarification Regarding Recent Equity Financing Announcement

As announced on June 6, 2007, the Corporation has completed an offering of 30,666,700 special warrants (each a “Special Warrant”) at a price of $0.75 per Special Warrant for aggregate gross proceeds of approximately $23 million. In response to questions raised by several stockholders of the Corporation, the Corporation wishes to clarify that receipt of the net proceeds of the offering by the Corporation was not made conditional on the filing of either a Canadian prospectus or a registration statement under the Securities Act of 1933 (the “1933 Act”). The Company has received net proceeds of $21.5 million and as of the date hereof, a portion of the net proceeds have now been applied to repayment of the $5,000,000 bridge loan from Nedbank Limited.

The offering of the Special Warrants was completed in the United States pursuant to exemptions from the registration requirements of the 1933 Act and outside of the United States to non-U.S. investors in accordance with Regulation S of the 1933 Act. Neither the Special Warrants, nor upon conversion, the issuance of the underlying securities have been registered under the 1933 Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the 1933 Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful.

For information contact:

Ronald A. Hirsch, Chairman, (949) 715-6745.

Website: www.nordresources.com